Schroder Investment Management North America Inc.
875 Third Avenue, New York, NY 10022-6225

February 18, 2005

Schroder Series Trust
875 Third Avenue (22nd Floor)
New York, New York 10022

Re:   Fee Waivers and Expense Reimbursements

Dear Ladies and Gentlemen:

This is to inform you that we hereby agree, until February 28, 2006, to reduce the compensation we are entitled to receive as investment adviser of Schroder
Municipal Bond Fund and Schroder Short-Term Municipal Bond Fund, and, if
necessary, to pay certain other expenses attributable to the Investor Shares and
Advisor Shares of each such fund, to the extent that they exceed the following annual rates (based on the average net assets of each fund taken separately):

SCHRODER SERIES TRUST

                                                Investor Shares   Advisor Shares
                                                ---------------   --------------

    Schroder Municipal Bond Fund                      0.55%           0.80%

    Schroder Short-Term Municipal Bond Fund           0.55%           0.80%

Sincerely,

Schroder Investment Management
North America Inc.

By:    /s/ MARK A. HEMENETZ
       -----------------------------------
Name:  Mark A. Hemenetz
Title: Executive Vice President